    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1997
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            TECHNICLONE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     95-3698422
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

    14282 FRANKLIN AVENUE, TUSTIN CALIFORNIA 92780-7017       (714) 838-0500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  LON H. STONE
                            TECHNICLONE CORPORATION
              14282 FRANKLIN AVENUE, TUSTIN CALIFORNIA 92780-7017
                                 (714) 838-0500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                               R.C. SHEPARD, ESQ.
         STRADLING, YOCCA, CARLSON & RAUTH, A PROFESSIONAL CORPORATION
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                        NEWPORT BEACH, CALIFORNIA 92660

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================
                                                              PROPOSED MAXIMUM
   TITLE OF EACH CLASS                      PROPOSED MAXIMUM      AGGREGATE
   OF SECURITIES TO BE      AMOUNT TO BE     OFFERING PRICE       OFFERING          AMOUNT OF
       REGISTERED           REGISTERED(1)     PER SHARE(2)        PRICE(2)      REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock ($.001 par
  value)................. 9,000,000 shares       $3.9375         $35,437,500       $10,738.64
=================================================================================================

(1) The number of shares of Common Stock registered hereunder represents the Company's good faith estimate of the number of shares which may be issued upon conversion of the Company's 5% Adjustable Convertible Class C Preferred Stock (the "Preferred Stock") or upon exercise of the Warrants, as the case may be. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable upon conversion of the Preferred Stock by reason of reductions of the conversion price, in accordance with the terms of the Certificate of Designation of 5% Adjustable Convertible Class C Preferred Stock (the "Certificate of Designation").

(2) In accordance with Rule 457(c), the aggregate offering price of 9,000,000 shares of Common Stock registered hereby which would be issued upon the conversion of the shares of the Preferred Stock and exercise of Warrants as provided in the Certificate of Designation, the aggregate offering price is estimated solely for purposes of calculating the registration fee, as determined in accordance with Rule 457(c), using the closing price reported by the Nasdaq Small Cap Market for the Common Stock on August 20, 1997 which was $3.9375 per share.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

  PROSPECTUS

                            TECHNICLONE CORPORATION

    This Prospectus relates to the offer and sale of 9,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), of Techniclone Corporation (the "Company" or "Techniclone"), which may be offered hereby from time to time by the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Selling Stockholders hold 12,000 shares of 5% Adjustable Convertible Class C Preferred Stock ("Preferred Stock") issued on April 25, 1997 by the Company for an aggregate purchase price of $12,000,000. The shares of Preferred Stock are convertible into shares of the Company's Common Stock. In connection with the sale of shares of Preferred Stock to the Selling Stockholders, the placement agent was issued warrants to purchase 1,200 shares of Preferred Stock for $1,200,000 ("Placement Agent Warrant"). The Certificate of Designation of the 5% Adjustable Convertible Class C Preferred Stock ("Certificate of Designation") provides that a 5% dividend will be paid on the original purchase price. The dividend is payable quarterly in shares of the Preferred Stock or at the option of the Company, in cash. The shares of Preferred Stock paid as a dividend may be converted into shares of the Company's Common Stock on the same terms as the other shares of the Preferred Stock. When the placement agent exercises the warrants to purchase shares of Preferred Stock, such shares will be convertible into Common Stock and Warrants on the same terms as all other shares of Preferred Stock. Pursuant to the terms and subject to the limitations and conditions set forth in the Certificate of Designation, a share of the Preferred Stock is convertible into shares of the Company's Common Stock (the "Conversion Shares") and stock warrants ("Conversion Warrants") to purchase shares of the Company's Common Stock, at 110% of the Conversion Price (as defined below) of the Conversion Shares, an amount of Common Stock equal to 25% of the number of Conversion Shares issued (the "Warrant Shares"). The Warrant Shares and the Conversion Shares are sometimes referred to herein as "Registrable Shares." From time to time, each Selling Stockholder may convert all or a portion of such Selling Stockholder's shares of Preferred Stock into Conversion Warrants and shares of Common Stock of the Company.

    The shares of Preferred Stock will be converted into shares of Common Stock at a discount from the average of the lowest market trading price for the five days preceding conversion. The Selling Stockholders may begin converting the shares of Preferred Stock on September 25, 1997. If any shares of Preferred Stock are converted on or after September 25, 1997 but prior to November 25, 1997 the discount from Market Price is 0.0%, if any shares of Preferred Stock are converted on or after November 25, 1997 but prior to January 25, 1997 the discount from Market Price is 13%, if any shares of Preferred Stock are converted on or after January 25, 1998 but prior to March 25, 1998 the discount from Market Price is 20%, if any shares of Preferred Stock are converted on or after March 25, 1998 but prior to May 25, 1998 the discount from Market Price is 22.5%, if any shares of Preferred Stock are converted on or after May 25, 1998 but prior to July 25, 1998 the discount from Market Price is 25%, if any shares of Preferred Stock are converted on or after July 25, 1998 the discount from Market Price is 27%.

    At any date prior to March 24, 1998 the Conversion Price for any share of Preferred Stock shall be the discount from Market Price set forth in the preceding paragraph. At any date after March 24, 1998, the Conversion Price shall be the lower of (i) the Conversion Price calculated in accordance with the paragraph set forth above or (ii) the average of the closing prices of the Common Stock for the thirty (30) trading days including and immediately preceding March 24, 1998 (such average being the "Conversion Cap").

    All of the Conversion Shares and Warrant Shares issued or which are issuable by the Company are Registrable Shares.

    Information regarding the Selling Stockholders is set forth in "Selling Stockholders" and "Plan of Distribution".

    The distribution of the shares of Common Stock offered hereby may be effected from time to time in one or more transactions. All or a portion of the Common Stock offered by this Prospectus may be offered for sale, from time to time, by the Selling Stockholders, or by permitted transferees or successors of the Selling Stockholders, in private or negotiated transactions, in open market transactions on the National Association of Securities Dealers Automated Quotation Small Cap Market ("NASDAQ"), or on one or more exchanges or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices, or otherwise. The shares of Common stock offered hereby may be sold by one or more of the following: (i) through underwriters; (ii) through dealers or agents (which may include underwriters) including: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and (d) transactions in which the broker solicits purchasers; or (iii) directly to one or more purchasers. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders. Concurrently with sales under this Prospectus, the Selling Stockholders may effect other sales of Common Stock or Shares under Rule 144 or other exempt resale transactions. Selling Stockholders and any underwriters, dealers, brokers, or agents executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such persons may be deemed to be underwriting commission under the Securities Act.

    SEE "RISK FACTORS," COMMENCING ON PAGE 4, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

    The Company will not receive any part of the proceeds from the sale of Common Stock. See "Use of Proceeds." The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

    All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed on the NASDAQ Small Cap under the symbol "TCLN." On August 20, 1997, the last reported sale price of the Company's Common Stock on the NASDAQ Small Cap was $3.9375.
                            ------------------------

                The date of this Prospectus is August 22, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq Small Cap Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

     This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

          a. The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997, filed with the Commission on July 29, 1997.

          b. A Current Report on Form 8-K filed with the Commission on May 12, 1997.

          c. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A and Form 8-B Registration of Successor Issuers filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          d. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended April 30, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Techniclone Corporation, Attention: William V. Moding, Chief Financial Officer and Secretary, 14282 Franklin Avenue, Tustin California 92780-7017, telephone number (714) 838-0500.

                                  THE COMPANY

     Techniclone Corporation was incorporated in the State of Delaware on September 25, 1996. On March 24, 1997, Techniclone International Corporation, a California corporation, was merged with and into Techniclone Corporation. The merger was effected for the purpose of effecting a change in the Company's state of incorporation from California to Delaware. Unless the context otherwise requires, references to the "Company" herein includes Techniclone Corporation, its predecessor Techniclone International Corporation, its former subsidiary Cancer Biologics, Inc. (which was merged into the company on June 26, 1994) and its wholly owned subsidiary Peregrine Pharmaceuticals, Inc. The principal executive offices of the Company are located at 14282 Franklin Avenue, Tustin, California 92780-7017. The Company's telephone number is (714) 838-0500, and the Company's address on the World Wide Web is http://www.techniclone.com.

     The Company is engaged in the research and development of new technologies which can be utilized in the production of monoclonal antibodies and the production of specific monoclonal antibodies with prospective diagnostic and therapeutic applications. To date, the Company has been primarily engaged in the research, development and production of mouse and chimeric hybridoma cell lines and in the manufacture of monoclonal antibodies derived from these cell lines for in vivo therapeutic purposes. Products that appear to have commercial viability include (i) anti-lymphoma antibodies, LYM-1 and LYM-2 (collectively the "LYM Antibodies") and (ii) three advanced monoclonal antibody technologies for collateral targeting of solid tumors, Tumor Necrosis Therapy (TNT), Vascular Targeting Agents (VTA), and Vasopermeation Enhancement Agents (VEA).

     The Company holds an exclusive world-wide license to manufacture and market products using the LYM Antibodies. In clinical studies conducted at the University of California at Davis, over fifty patients with B-cell lymphoma were treated with LYM-1 linked to Iodine-131 (I(131)). A significant number of these patients had significant clinical responses including patients showing complete and durable responses. None of the patients experienced the acute toxicities that normally accompany treatment with conventional cancer therapeutics radioisotopes.

     The Company has begun Phase II/III testing in multi-center clinical trials of the LYM-1 Antibody in late stage Non-Hodgkins lymphoma patients. The clinical trials are being sponsored by the Company's marketing partner, Alpha Therapeutic Corporation ("Alpha"), a wholly-owned subsidiary of Green Cross Corporation. The clinical trials are currently being held at participating medical centers including M.D. Anderson, The Cleveland Clinic, Cornell University (N.Y.C.), George Washington University and the University of Cincinnati. Following the completion of the clinical trials, the Company expects Alpha to file an application with the FDA to market LYM-1 in the United States.

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby, together with all of the other information set forth or incorporated by reference in this Prospectus.

     Fluctuation of Future Operating Results. Future operating results may be impacted by a number of factors that could cause actual results to differ materially from those stated herein. These factors include worldwide economic and political conditions, industry specific factors, the Company's ability to maintain access to external financing sources and its financial liquidity, the Company's ability to timely develop and produce commercially viable products at competitive prices, the availability and cost of components of those products, and the Company's ability to manage expense levels.

     Early Stage of Development. Since its inception, the Company has been engaged in the development of drugs and related therapies for the treatment of people with cancer. The Company's product candidates are generally in early stages of development, with only one in clinical trials. Revenues from product sales have been insignificant and there have been no revenues from product royalties. Additionally, products resulting from the Company's research and development efforts, if any, are not expected to be available commercially for at least the next year. No assurance can be given that the Company's product development efforts, including clinical trials, will be successful, that required regulatory approvals for the indications being studied can be obtained, that its products can be manufactured at acceptable cost and with appropriate quality or that any approved products can be successfully marketed.

     Need For Additional Capital. At April 30, 1997, the Company had approximately $12,229,000 in cash. It has significant commitments for expenditures for building improvements, equipment, furniture and fixtures and expects these expenditures to increase in the future. The Company has experienced negative cash flows from operations since its inception and expects the negative cash flow from operations to continue for the foreseeable future. The Company expects that the monthly negative cash flow will increase as a result of increased activities with the Phase II/III clinical trials for LYM-1 (Oncolym(TM)) and as a result of significantly increased research, development and clinical trial costs associated with the Company's other products, including Tumor Necrosis Therapy ("TNT") and Vascular Targeting Agents ("VTA"). As a result of the increased expenditure of funds, the Company believes that it will be necessary for the Company to raise additional capital to sustain research and development and provide for future clinical trials. The Company must raise additional equity funds in order to continue its operations until it is able to generate sufficient additional revenue from the sale and/or licensing of its products. There can be no assurance that the Company will be successful in raising such funds on terms acceptable to it, or at all, or that sufficient additional capital will be raised to research and develop the Company's additional products. The Company is discussing the possibility of raising additional funds with various investment banking firms and private investors, but as of August 22, 1997, the Company had not entered into any firm commitments for additional funds. If the initial results from the Phase II/III clinical trials of LYM-1 (Oncolym(TM)) are poor, then management believes that such results will have a material adverse effect upon the Company's ability to raise additional capital, which will affect the Company's ability to continue a full-scale research and development effort for its antibody technologies. The Company's future success is highly dependent upon its continued access to sources of financing which it believes are necessary for the continued growth of the Company. In the event the Company is unable to maintain access to its existing financing sources, or obtain other sources of financing there would be a material adverse effect on the Company's business, financial position and results of operations.

     Shares Eligible for Future Sale; Dilution. If the Market Price of the Common Stock remains approximately the same and all outstanding warrants and options are exercised and all outstanding shares of the Class B Convertible Preferred Stock are converted into Common Stock after August 1, 1998 but prior to their expiration, approximately 7,300,000 additional shares of Common Stock could become freely tradable without restriction under the Securities Act. On issuance such shares will be freely tradable.

     All shares of Common Stock issuable upon conversion of the Class C Preferred Stock and the exercise of the related warrants, will be freely tradable under the Registration Statement of which this Prospectus is a part. Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and, dependent upon the then current market price of the Common Stock, increase the number of shares of Common Stock that are issuable upon conversion of Preferred Stock.

     Intense Competition. The biotechnology industry is intensely competitive and changing rapidly. Substantially all of the Company's existing competitors have greater financial resources, larger technical staffs, and larger research budgets than the Company. There can be no assurance that these competitors will not be able to expend resources to develop their products prior to the Company's product being granted approval for marketing by the U.S. Food and Drug Administration. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's business, financial position and results of operations.

     Technological Uncertainty. The Company's future success will depend significantly upon its ability to develop and test workable products for which the Company will seek FDA approval to market to certain defined groups. A significant risk remains as to the technological performance and commercial success of the Company's technology and products. The products currently under development by the Company will require significant additional laboratory and clinical testing and investment over the foreseeable future. The significant research, development, and testing activities, together with the resulting increases in associated expenses, are expected to result in operating losses for the foreseeable future. Although the Company is optimistic that it will be able to successfully complete development of one or more of its products, there can be no assurance that (i) the Company's research and development activities will be successful, or that any proposed products will prove to be effective in clinical trials; (ii) cause harmful side effect during clinical trials; (iii) may take longer to progress through clinical trials than had been anticipated;
(iv) prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality; (v) the Company will be able to obtain all necessary governmental clearances and approvals to market its products; (vi) that such proposed products will prove to be commercially viable or successfully marketed; or (vii) that the Company will ever achieve significant revenues or profitable operations. In addition, the Company may encounter unanticipated problems, including development, manufacturing, distribution and marketing difficulties. The failure to adequately address such difficulties could have a material adverse effect on the Company's business, financial position and results of operations.

     The results of initial preclinical and clinical testing of the products under development by the Company are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical studies and clinical testing. The Company's clinical data gathered to date with respect to its LYM-1 (Oncolym(TM)) antibody are primarily from a Phase II dose escalation trial which was designed to develop and refine the therapeutic protocol, to determine the maximum tolerated dose of total body radiation and to assess the safety and efficacy profile of treatment with a radiolabeled antibody. Further, the data from this Phase II dose escalation trial were compiled from testing conducted at a single site and with a relatively small number of patients. Substantial additional development and clinical testing and investment will be required prior to seeking any regulatory approval for commercialization of this potential product. There can be no assurance that clinical trials of the Oncolym(TM) or other product candidates under development will demonstrate the safety and efficacy of such products to the extent necessary to obtain regulatory approvals for the indications being studied, or at all. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of Oncolym(TM) or any other therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company's business, financial condition and results of operations.

     Limited Control of Clinical Trials. The Phase II/III clinical trial for the Company's LYM-1 (Onocolym(TM)) antibody is being conducted by Alpha. As a result of Alpha being in charge of the clinical trial, the Company has limited control over the LYM-1 (Onocolym(TM)) clinical trial. The ability of the Company to conduct and complete its ongoing and planned clinical trials in a timely manner is subject to a number of uncertainties and risks, including the rate at which patients can be accrued in each clinical trial, the Company's ability to obtain necessary regulatory approvals in each clinical trial and the occurrence of unanticipated adverse events. Any suspension or delay of any of the clinical trials could have a material adverse effect on the Company's business, financial condition and results of operations.

     Government Regulation. The Company's products are subject to extensive government regulation in the United States by federal, state and local agencies including principally the Food and Drug Administration. If drug products are marketed abroad, they are also subject to extensive regulation by foreign governments. The process of obtaining and maintaining FDA and other required regulatory approvals for the Company's products is lengthy, expensive and uncertain. There can be no assurance that the Company can obtain FDA or other regulatory approval for the marketing of its products or that changes in existing regulations or the adoption of new regulations will not occur which will adversely affect the Company. There can be no assurance that any clearances or approvals, once obtained, will not be withdrawn or that compliance with other regulatory requirements can be maintained. Failure to comply with FDA and other regulatory requirements can result in sanctions being imposed, including without limitation, warning letters, fines, product recalls, seizures, injunctions and withdrawals of previously approved applications. There can be no assurance that the Company will be able to comply with applicable regulations and other FDA regulatory requirements. Such failure could have a material adverse effect on the Company's business, financial condition and results of operations.

     Manufacturing Regulation. Manufacturers of drugs and biologics also are required to comply with the applicable FDA current good manufacturing practice ("CGMP") regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA, including unannounced inspection, and must be licensed before they can be used in commercial manufacturing of the Company's products. There can be no assurance that the Company or its suppliers will be able to comply with the applicable CGMP regulations and other FDA regulatory requirements. Such failure could have a material adverse effect on the Company's business, financial condition and results of operations.

     Single Source of Radiolabeling Services. The Company procures its radiolabeling services from Mills Biopharmaceuticals, Inc. The Company is negotiating with several other companies to provide radiolabeling services for its antibodies and expects to have additional antibody radiolabeling sources in late-1997. There can be no assurance that contracts with these additional suppliers will be entered into in a timely manner, if at all, or that governmental clearances will be provided in a timely manner, if at all, and that clinical trials will not be delayed or disrupted as a result. While the Company plans to develop additional suppliers of these services, it expects to rely on its current suppliers for all or a significant portion of its requirements for the LYM-1 (Onocolym(TM)) antibody for the foreseeable future. Radiolabeled antibody cannot be stockpiled against future shortages due to the eight-day half-life of the I(131) radioisotope. Accordingly, any change in the Company's existing or planned contractual relationships with, or interruption in supply from, its third-party suppliers could adversely affect the Company's ability to complete its ongoing clinical trials and to market the LYM-1 (Onocolym(TM)) antibody, if approved. Any such change or interruption would have a material adverse effect on the Company's business, financial condition and results of operations.

     Hazardous and Radioactive Materials. The manufacturing and use of the Company's LYM-1 (Oncolym(TM)) requires the handling and disposal of I(131). The Company is relying on a contract manufacturer, Mills Biopharmaceuticals, Inc ("MBI"), to radiolabel its LYM-1 antibody with I(131). MBI must comply with various state and federal regulations regarding the handling and use of radioactive materials. Violation of these state and federal regulations by MBI or a clinical trial site could delay significantly completion of such trials. Violations of safety regulations could occur with this manufacturer, and, therefore, there is a risk of accidental contamination or injury. In the event of any such noncompliance or accident, the supply of LYM-1 (Oncolym(TM)) for use in clinical trials or commercially could be interrupted, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company could be held liable for any damages that result from such an accident, contamination or injury from the handling and disposal of these materials, as well as for unexpected remedial costs and penalties that may result from any violation of applicable regulations, which could result in a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may incur substantial costs to comply with environmental regulations.

     Dependence on Third Parties for Commercialization. The Company intends to sell its products in the United States and internationally in collaboration with marketing partners. The Company has a development and marketing agreement with Alpha which currently does not possess a sales force to market LYM-1 (Oncolym(TM)). Additionally, the Company does not possess the resources and experience necessary to market its other product candidates. The Company has no arrangements for the distribution of its other product candidates, and there can be no assurance that the Company will be able to enter into any such arrangements in a timely manner or on commercially favorable terms, if at all. If and when the FDA approves one of the Company's product candidates, the Company's ability to market the product will be contingent upon it recruiting, developing, training and deploying its own sales force and on Alpha recruiting, training and deploying a sales force. Development of an effective sales force will require significant financial resources and time. There can be no assurance that the Company will be able to establish such a sales force in a timely or cost effective manner, if at all, or that such a sales force will be capable of generating demand for the Company's product candidates.

     Uncertainty of Market Acceptance. Even if the Company's products are approved for marketing by the FDA and other regulatory authorities, there can be no assurance that the Company's products will be commercially successful. If the Company's most advanced product, LYM-1 (Oncolym(TM)) is approved, it would represent a significant departure from currently approved methods of treatment for Non-Hodgkin's lymphoma. Accordingly, LYM-1 (Oncolym(TM)) may experience under-utilization by oncologists and hematologists who are unfamiliar with the application of LYM-1 (Oncolym(TM)) in the treatment of Non-Hodgkin's lymphoma. As with any new drug, doctors may be inclined to continue to treat patients with conventional therapies, in this case chemotherapy, rather than new alternative therapies. Market acceptance also could be affected by the availability of third party reimbursement. Failure of LYM-1 (Oncolym(TM)) to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

     Anticipated Future Losses. The Company has experienced significant losses since inception. As of July 31, 1997, the Company's accumulated deficit was approximately $53,000,000. The Company expects to incur significant additional operating losses in the future and expects cumulative losses to increase substantially due to expanded research and development efforts, preclinical studies and clinical trials and development of manufacturing, marketing and sales capabilities. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. All of the Company's products are in development in preclinical studies and clinical trials, and significant revenues have not been generated from product sales. To achieve and sustain profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, manufacture, introduce, market and sell its products. The time frame necessary to achieve market success is long and uncertain. The Company does not expect to generate significant product revenues for at least the next few years. There can be no assurance that the Company will ever generate significant product revenues which are sufficient to become profitable or to sustain profitability.

     Product Liability. The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims. The Company has only limited product liability insurance. There can be no assurance that the Company will be able to maintain existing insurance or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims brought against the Company in excess of its insurance coverage, if any, or a product recall could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Health Care Reform and Third-Party Reimbursement. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Recent initiatives to reduce the federal deficit and to reform health care delivery are increasing cost-containment efforts. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Any such proposed or actual changes could affect the Company's ultimate profitability. Legislative debate is expected to continue in the future, and market forces are expected to drive reductions of health care costs. The Company cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reforms may have on its business.

     Earthquake Risks. The Company's corporate and research facilities, where the majority of its research and development activities are conducted, are located near major earthquake faults which have experienced earthquakes in the past. The Company does not carry earthquake insurance on its facility due to its prohibitive cost and limited available coverages. In the event of a major earthquake or other disaster affecting the Company's facilities, the operations and operating results of the Company could be adversely affected.

     Stock Price Fluctuations and Limited Trading Volume. The Company's participation in the highly competitive biotechnology industry often results in significant volatility in the Company's common stock price. Also, at times there is a limited trading volume in the Company's Common Stock. This volatility in the stock price and limited trading volume are significant risks investors should consider.

     Forward Looking Statements. Based on current expectations, this prospectus and the Company's Annual Report on Form 10-K and its quarterly and periodic reports contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In light of the important factors that can materially affect results, including those set forth above, the inclusion of forward-looking information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company may encounter competitive, technological, financial and business challenges making it more difficult than expected to continue to develop, market and manufacture its products; competitive conditions within the industry may change adversely; upon development of the Company's products, demand for the Company's products may weaken; the market may not accept the Company's products; the Company may be unable to retain existing key management personnel; the Company's forecasts may not accurately anticipate market demand; and there may be other material adverse changes in the Company's operations or business. Certain important factors affecting the forward looking statements made herein include, but are not limited to (i)'accurately forecasting capital expenditures, and (ii)'obtaining new sources of external financing prior to the expiration of existing support arrangements or capital. Assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its capital expenditure or other budgets, which may in turn affect the Company's business, financial position and results of operations.

                                USE OF PROCEEDS

     The only proceeds the Company will receive will be from the exercise of the Warrants and the exercises of the Placement Agent Warrant. Any proceeds received by the Company from the exercise of Warrants will be used for general working capital purposes. The proceeds from the sale of each Selling Stockholders' Common Stock will belong to the Selling Stockholders. The
Company will not receive any proceeds from such sales of the Common Stock.

                           DESCRIPTION OF SECURITIES

     This Prospectus relates to the offer and sale of 9,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), of Techniclone Corporation (the "Company" or "Techniclone"), which may be offered hereby from time to time by the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Selling Stockholders hold 12,000 shares of 5% Adjustable Convertible Class C Preferred Stock ("Preferred Stock") issued by the Company for an aggregate purchase price of $12,000,000 on April 25, 1997. The shares of Preferred Stock are convertible into shares of the Company's Common Stock. In connection with the sale of shares of Preferred Stock to the Selling Stockholders, the placement agent was issued warrants to purchase 1,200 shares of Preferred Stock for $1,200,000 ("Placement Agent Warrant").

The Certificate of Designation of the 5% Adjustable convertible Class C Preferred Stock ("Certificate of Designation") provides that a 5% dividend will be paid on the original purchase price. The dividend is payable quarterly in shares of the Preferred Stock or at the option of the Company in cash. The shares of Preferred Stock paid as a dividend may be converted into shares of the Company's Common Stock on the same terms as the shares of the Preferred Stock. When the placement agent exercises the warrants to purchase shares of Preferred Stock, such shares will be convertible into Common Stock and Warrants on the same terms as all other shares of Preferred Stock.

     Pursuant to the terms and subject to the limitations and conditions set forth in the Certificate of Designation, a share of the Preferred Stock is convertible into shares of the Company's Common Stock (the "Conversion Shares") and stock warrants ("Conversion Warrants") to purchase, at 110% of the Conversion Price (as defined below) of the Conversion Shares, an amount of Common Stock equal to 25% of the number of Conversion Shares issued (the "Warrant Shares"). From time to time, each Selling Stockholder may convert all or a portion of such Selling Stockholder's shares of Preferred Stock into Conversion Warrants and shares of Common Stock of the Company.

     The shares of Preferred Stock will be converted into shares of Common Stock at a discount from the average of the lowest market trading price for the five days preceding conversion. The Selling Stockholders may begin converting the shares of Preferred Stock on September 25, 1997. If any shares of Preferred Stock are converted on or after September 25, 1997 but prior to November 25, 1997 the discount from Market Price is 0.0%, if any shares of Preferred Stock are converted on or after November 25, 1997 but prior to January 25, 1998 the discount from Market Price is 13%, if any shares of Preferred Stock are converted on or after January'25, 1998 but prior to March 25, 1998 the discount from Market Price is 20%, if any shares of Preferred Stock are converted on or after March 25, 1998 but prior to May 25, 1998 the discount from Market Price is 22.5%, if any shares of Preferred Stock are converted on or after May 25, 1998 but prior to July 25, 1998 the discount from Market Price is 25%, if any shares of Preferred Stock are converted on or after July 25, 1998 the discount from Market Price is 27%.

     At any date prior to March 24, 1998 the Conversion Price for any share of Preferred Stock shall be the discount from Market Price set forth in the preceding paragraph. At any date after March 24, 1998, the Conversion Price shall be the lower of (i) the Conversion Price calculated in accordance with the paragraph set forth above or (ii) the average of the closing prices of the Common Stock for the thirty (30) trading days including and immediately preceding March 24, 1998 (such average being the "Conversion Cap").

     All of the Conversion Shares and Warrant Shares issued or which issuable by the Company are Registrable Shares.

     Pursuant to a Registration Rights Agreement among the Selling Stockholders and the Company, the Company agreed to file a registration statement with the Commission to register the Conversion Shares and the Warrant Shares for resale by the Selling Stockholders, and to keep the registration statement effective until such date as is the earlier of (i) the date on which all of the Registrable Securities have been sold (and no further Registrable Securities may be issued in the future) and (ii) the date on which all the Registrable Securities (including any Registrable Securities issuable in the future) may be immediately sold to the public without registration pursuant to Rule 144(k) under the Securities Act. The Registration Statement of which this Prospectus is a part was filed with the Commission pursuant to the Registration Rights Agreement.

                              SELLING STOCKHOLDERS

     The following table sets forth (i) the name of each person or entity who holds shares of the Company's Class C Preferred Stock acquired pursuant to the 5% Preferred Stock Investment Agreement and (ii) the number shares of Common Stock each Holder's Class C Preferred Stock is convertible into and being registered hereby. Because the Selling Stockholders may offer all, some or none of the Shares, no definitive estimate as to the number of Shares that will be held by the Selling Stockholders after the offering can be provided and the table below has been prepared on the assumption that all of the shares held by such Selling Stockholders being registered hereby will be sold, that such Class C Stockholders will acquire no additional shares of Common Stock prior to the completion of this offering, and therefore upon completion of this offering the Class C Stockholders will beneficially own no shares of Common Stock of the Company. None of the Selling Stockholders has any material relationship with the Company or any of its affiliates within the last three years other than as a result of such Selling Stockholder's ownership of the Company's securities.

     No Selling Stockholder may convert the Class C Preferred Stock to the extent that, if converted into Common Stock, the Class C holder would beneficially own in excess of 4.9% of the outstanding shares of the Company's Common Stock.

                                              OWNED BEFORE
                                                OFFERING           SHARES OFFERED      OWNED AFTER OFFERING
                                           ------------------     PURSUANT TO THIS     ---------------------
           SELLING STOCKHOLDER             SHARES     PERCENT      PROSPECTUS(1)       SHARES(2)     PERCENT
-----------------------------------------  ------     -------     ----------------     ---------     -------
Laredo Capital Partners..................    -(1)       -(1)            136,364            0            0
Pelain Partners..........................    -(1)       -(1)             68,182            0            0
Capital Ventures International...........    -(1)       -(1)          1,022,727            0            0
CC Investments, LDC......................    -(1)       -(1)          3,409,090            0            0
Arbco Associates, L.P....................    -(1)       -(1)            340,909            0            0
Kayne Anderson Non-Traditional
  Investments, L.P.......................    -(1)       -(1)            681,818            0            0
Offense Group, L.P.......................    -(1)       -(1)            681,818            0            0
Fortune Fund LTD Section III.............    -(1)       -(1)          1,363,636            0            0
Linda Cappello...........................    -(1)       -(1)             68,182            0            0
Gerard Cappello..........................    -(1)       -(1)             68,182            0            0
Proprietary Convertible Investment Group,
  Inc....................................    -(1)       -(1)            340,909            0            0
Lawrence K. Fleischman...................    -(1)       -(1)            204,546            0            0
Linda Cappello...........................    -(1)       -(1)            368,182            0            0
Gerard Cappello..........................    -(1)       -(1)            245,455            0            0
                                                                      ---------
Total....................................                             9,000,000
                                                                      =========

---------------

(1) Estimated number of shares of Common Stock issued upon the conversion of the Preferred Stock which would be held by such Selling Stockholder as of July 26, 1998 if all Warrants were exercised. The Preferred Stock is convertible into Common Stock at conversion prices that will vary. The Warrants issued on conversion give rise to a right to purchase additional shares of Common Stock at 110% of the effective conversion price. See "Description of Securities". As a result, in order to provide for adjustments in the conversion price the number of shares offered pursuant to the Prospectus in the table above have been adjusted upward by 50% from the number of shares that would apply if all of the shares of Preferred Stock were converted into shares of Common Stock, and the Warrant Shares and the additional purchase right associated with such conversion fully exercised as of July 26, 1998, with the price of the stock remaining at $4.00. The amounts listed above therefore include shares issuable upon (i) conversion of Preferred Stock,
    (ii) exercise of the Placement Agent Warrant, and (iii) purchase of the Warrant Shares. For the purposes of computing the beneficial ownership of, and number of shares registered for sale by the holders of, the Preferred Stock, each share of Preferred Stock is assumed to have earned dividends for five (5) quarters and to be convertible at $2.92 per Share (73% of the Market

    Price). Pursuant to the Registration Rights Agreement between the Company and the Selling Stockholders the Company is required to register and keep registered at all times 135% of the number of shares of Common Stock into which the Preferred Stock may be converted. Since the Company could incur severe penalties for failing to keep 135% of the Conversion Shares, the Company has elected to register 150% of the number of shares of Common Stock into which the Class C Preferred Stock would be convertible on July 26, 1998 if the price of the Common Stock remains at $4.00 per share.

(2) Assumes that the Selling Stockholder disposes of all of the Common Stock covered by this Prospectus and does not acquire any additional Common Stock.

                              PLAN OF DISTRIBUTION

     All or a portion of the Common Stock offered by this Prospectus may be offered for sale from time to time on the NASDAQ Small Cap Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

     The Company will not receive any part of the proceeds from the sale of Common Stock. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act.

     All expenses of the registration of securities covered by this Prospectus are to be borne by the Company. The Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                    EXPERTS

     The consolidated financial statements and related consolidated financial statement schedule, incorporated in this prospectus by reference from Techniclone Corporation's Annual Report on Form 10-K for the year ended April 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company has liability insurance for its officers and directors.

     In addition, the Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company's bylaws agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The Company believes that its Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

     The Company has in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the directors and officers of the Company against loses arising from any wrongful act (as defined by the policy) in his or her capacity as a director of officer. The policy reimburses the Company for amounts which the Company lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

======================================================

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS OR ANY UNDERWRITERS, BROKERS OR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      2
The Company...........................      3
Risk Factors..........................      4
Use of Proceeds.......................      8
Description of Securities.............      8
Selling Stockholders..................     10
Plan of Distribution..................     11
Legal Matters.........................     11
Experts...............................     11
Indemnification of Directors and
  Officers............................     11

======================================================
======================================================

                                9,000,000 SHARES

                            TECHNICLONE CORPORATION

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                August 22, 1997

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than broker-dealer discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and the Nasdaq Additional Listing Fee. All of the expenses below will be paid by the Company.

            Securities and Exchange Commission fee.....................  $10,739
            Accounting fees and expenses...............................  $ 5,000
            Legal fees and expenses....................................  $14,000
            Printing and Engraving Expenses............................  $ 4,000
            Transfer Agent and Registrar Fees..........................  $ 2,000
            Miscellaneous..............................................  $ 5,000
                                                                         -------
                      Total............................................  $40,739*
                                                                         =======

---------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) As permitted by the Delaware General Corporation Law, the Certificate of Incorporation of the Company (Exhibit 3.1 hereto) eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

     (b) The Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Bylaws (Exhibit 3.2 hereto) provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

     (c) The Company's Bylaws also gives the Company the ability to enter into indemnification agreements with each of its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

 5      Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
        Corporation.
23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional
        Corporation (included in Exhibit 5).
23.2    Consent of Deloitte & Touche LLP.
24      Power of Attorney (included on the signature page to the Registration
        Statement).

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to deliver, or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Anaheim, State of California, on the 20th day of August, 1997.

                                          TECHNICLONE CORPORATION

                                          By: /s/ LON H. STONE
                                            ------------------------------------
                                            Lon H. Stone,
                                            Chairman of the Board,
                                              Chief Executive Officer and
                                              President

                               POWER OF ATTORNEY

     Each of the undersigned directors and officers of Techniclone Corporation does hereby constitute and appoint Lon H. Stone and William V. Moding, and each of them separately, the true and lawful attorney-in-fact and agent, each with full power of substitution and delegation, for and in the undersigned's name, place and state, in any and all capacities, to do any and all acts and things in the undersigned's name and behalf in his capacity as a director and/or officer and to execute any and all instruments for us and in our names in the capacity indicated below, which said attorney and agent, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the Registration Statement to which the power of attorney is attached, including specifically, but without limitation, power and authority to sign for the undersigned and in the capacity indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and the undersigned does hereby ratify and confirm all that the said attorney and agent, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                    DATE
---------------------------------------------  -------------------------------  ---------------

              /s/ LON H. STONE                 Chairman of the Board, Chief     August 20, 1997
---------------------------------------------  Executive Officer, President
                Lon H. Stone                   and Director (Principal
                                               Executive Officer)

            /s/ WILLIAM V. MODING              Chief Financial Officer,         August 20, 1997
---------------------------------------------  Secretary and Director
              William V. Moding                (Principal Financial and
                                               Principal Accounting Officer)

              /s/ R.C. SHEPARD                 Assistant Secretary and          August 20, 1997
---------------------------------------------  Director
                R.C. Shepard

             /s/ CLIVE R. TAYLOR               Director                         August 20, 1997
---------------------------------------------
         Clive R. Taylor, M.D. Ph.D.

                                               Director                         August   ,1997
---------------------------------------------
          Edward Joseph Legere, II

                                               Director                         August   , 1997
---------------------------------------------
             Carmelo J. Santoro

                                 EXHIBIT INDEX

EXHIBIT                                                                             SEQUENTIAL
NUMBER                                   DESCRIPTION                                PAGE NUMBER
------     -----------------------------------------------------------------------  -----------
 5         Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
           Corporation............................................................       20
23.1       Consent of Stradling, Yocca, Carlson & Rauth, a Professional
           Corporation (included in Exhibit 5)....................................       --
23.2       Consent of Deloitte & Touche LLP.......................................       22
24         Power of Attorney (included on the signature page to the Registration
           Statement -- see pages II-4 and II-5)..................................       --